Exhibit 10.1

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

Amended and restated effective September 9, 2004

Table of Contents

1.	Purposes	2

2.	Administration of the Plan	2

3.	Participation	2

4.	Duration of Plan	3

5.	Annual Incentive Provision	3

6.	Determination of Annual Awards	5

7.	Method Payment of Annual Awards and Time of Payment	5

8.	Long-Term Incentive Award Cycles; Awards	6

9.	Restricted Stock	7

10.	Performance Units	11

11.	Expenses	14

12.	Adjustments in Class B Common Stock	14

13.	Amendment	14

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

As Amended and Restated

Effective September 9, 2004

1. Purposes

The purposes of this Incentive Compensation Plan (hereinafter called the Plan) of The Washington Post Company, a Delaware corporation (hereinafter called the Company), are (a) to provide greater incentives to key employees to increase the profitability of the Company and its subsidiaries and (b) to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain persons of merit and competence upon which, in large measure, continued growth and profitability depend.

2. Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter called the Committee) as constituted from time to time by the Board of Directors. No member of the Committee shall be eligible to participate in the Plan. The Committee shall have full power and authority to make all decisions and determinations with respect to the Plan, including without limitation the power and authority to interpret and administer the Plan, adopt rules and regulations and establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration of its business and the implementation of the Plan.

3. Participation

(a) Participation in the Plan shall be extended to senior executives, key managers and key personnel of the Company and its subsidiaries who, in the opinion of the Committee, are mainly responsible for the management of the operations of the Company and its subsidiaries or who are otherwise in a position to make substantial contributions to the management, growth and success of the business of the Company.

(b) Directors as such shall not participate in the Plan, but the fact that an employee is also a Director of the Company or a subsidiary shall not prevent his participation.

(c) As used in the Plan, the term “Company” shall mean The Washington Post Company and any subsidiary thereof.

(d) The Plan shall not be deemed to preclude the making of any award pursuant to any other compensation, incentive, bonus or stock option plan which may be in effect from time to time.

4. Duration of Plan

The Plan shall remain in effect until terminated by the Board of Directors; provided, however, that the termination of the Plan shall not affect the delivery or payment of any award made prior to the termination of the Plan.

5. Annual Incentive Provision

(a) For each fiscal year the Committee may make incentive awards in an aggregate amount not to exceed the Maximum Incentive Credit (as hereinafter defined) for such year (the Annual Award).

(b) The term “Maximum Incentive Credit”, as used herein, shall mean for any year an amount determined as follows: (i) there shall first be calculated an amount equal to twelve (12) percent of Stockholders’ Equity (hereinafter called the “Basic Return on Equity”); (ii) there shall then be deducted from Consolidated Profit Before Income Taxes an amount equal to the Basic Return on Equity, the excess (if any) being hereinafter called “Incentive Profit”; (iii) the Maximum Incentive Credit shall be ten (10) percent of Incentive Profit. The term “Consolidated Profit Before Income Taxes”, as used herein, shall mean for any year the sum of (i) the profit before income taxes (exclusive of special credits and charges and extraordinary items) included in the Consolidated Statement of Income of the Company for such year and (ii) the amount of incentive compensation provided for in computing such profit before income taxes. The term “Shareholders’ Equity”, as used herein, shall mean for any year the amount reported as stockholders’ equity (or the comparable item, however designated) at the end of the preceding year as included in the Consolidated Balance Sheet of the Company for the preceding year, with appropriate pro rata adjustments, as approved by the Committee, for any change during the year arising from any increase or decrease in outstanding capital stock.

(c) During the last month of each fiscal year the Vice President-Finance of the Company shall advise the Committee of the estimated Maximum Incentive Credit for such fiscal year and the Committee shall determine the employees who are to receive awards for such fiscal year and the amount of each such award.

(d) As soon as practicable after the close of each fiscal year the Company’s independent public accountants shall calculate and certify to the Committee the Maximum Incentive Credit for such fiscal year.

(e) The amount determined and reported by the Company’s independent auditors as the Maximum Incentive Credit for any fiscal year shall be final, conclusive and binding upon all parties, including the Company, its stockholders and employees, notwithstanding any subsequent special item or surplus charge or credit that may be considered applicable in whole or in part to such fiscal year; provided that if the amount actually awarded for any fiscal year should later be determined by a court of competent jurisdiction to have exceeded the Maximum Incentive Credit for such fiscal year, the Maximum Incentive Credit for the fiscal year next succeeding such determination shall be reduced by the amount of such excess. Any such excess shall thus be corrected exclusively by adjustments of the amounts subsequently available for awards and not be recourse to the Company, the Board of Directors, the Committee, any participant or any other person.

6. Determination of Annual Awards

The Committee shall determine the participants to receive incentive awards for each fiscal year, the amount and the form of each award (which shall not exceed in value the lesser of 200% of a participant’s base earnings or $1 million), and the other terms and conditions applicable thereto. Specifically, the Committee shall establish performance goals related to operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/ revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof, before the commencement of the services to which an incentive award relates and in no event later than March 31 of the year to which the award relates or such other date as may be permitted under the Internal Revenue Code.

7. Method Payment of Annual Awards and Time of Payment

(a) All Annual Awards shall be made in cash.

(b) Annual Awards may be paid in a lump sum, in annual installments, or otherwise, or deferred until after retirement or as otherwise provided herein below.

(c) When payments or distributions of Annual Awards are not to be made in a lump sum in the year of the award, the Committee shall fix the time or times of payments or distributions, and may impose such terms and conditions with respect to the making of payments or distributions and forfeitures thereof, as in its judgment will best serve the interests of the Company and the purposes of the Plan.

(d) The Committee may also in its sole discretion establish terms and conditions under which a participant may elect to defer the payment of an award in whole or in part to a period following retirement or other termination of employment pursuant to The Washington Post Company Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that any election by an employee to defer payment shall be irrevocably made by him at such time prior to the beginning of the year for which such award shall be made as the Committee shall determine and shall earn investment credits reflecting gains or losses in accordance with a Participant’s individual Investment Election as provided in the Deferred Compensation Plan.

(e) The Committee may also in its sole discretion establish arrangements, terms and conditions under which portions of awards payable in the future may be or may be deemed to have been invested in securities or other suitable or appropriate property. The amount of such future payments, whether made in installments or deferred until after retirement or other termination of employment, shall be subject to increase or decrease to reflect income earned or deemed earned on, and gains or losses of principal of, the funds so invested or deemed to be so invested.

8. Long-Term Incentive Award Cycles; Awards

(a) During the term of the Plan the Committee shall from time to time establish Award Cycles, each of which shall commence on the first day of a fiscal year of the Company and shall consist of not less than three nor more than four fiscal years of the Company (subject to subparagraph 9(c)(ii) below). At least two such fiscal years shall elapse between the beginning of consecutive Award Cycles.

(b) For each Award Cycle the Committee shall

(i) designate the participants who are to receive awards of Restricted Stock for such Award Cycle and, subject to paragraph 9(a), the number of shares of Restricted Stock awarded to each such participant,

(ii) designate, subject to paragraph 10(a), the participants who are to receive awards of Performance Units for such Award Cycle and the number of Performance Units awarded to each such participant, and

(iii) establish, subject to paragraph 10(b), the method for determining at the end of such Award Cycle the value of a Performance Unit awarded at the beginning of such Award Cycle.

9. Restricted Stock

(a) To each participant designated to receive an award of Restricted Stock for an Award Cycle there shall be (1) issued (subject to subparagraph (b) below) a stock certificate, registered in the name of such participant, or (2) a book entry made in the name of such participant, in each case representing such number of restricted shares of Class B Common Stock of the Company (hereinafter called Common Stock) as the Committee shall determine (hereinafter called Restricted Stock); provided, however, that such number of shares shall not exceed 10,000.

(b) Within 30 days after the effective date of a Restricted Stock award, each recipient of such an award shall deliver to the Company (i) an executed copy of a Restricted Stock Agreement containing the terms and provisions set forth in subparagraph (c) below and (ii) a stock power executed in blank. Upon receipt of such agreement and stock power executed by the participant, the Company shall cause the stock certificate referred to in subparagraph (a) to be issued in the name of the participant and delivered to the Secretary of the Company in custody for such participant or the book entry referred to in subparagraph (a) to be made in the name of the participant on the books of the Company. The failure of a participant to return such agreement and stock power within such 30-day period without cause shall result in cancellation of the Restricted Stock Award to such participant, and no stock certificate therefor shall be issued in his name or book entry be made in his name.

(c) Each Restricted Stock Agreement accompanying an award of Restricted Stock made for an Award Cycle shall contain the following provisions, together with such other provisions as the Committee shall determine:

(i) Except as hereinafter provided, none of the shares of Restricted Stock subject thereto may be sold, transferred, assigned, pledged or otherwise disposed of before the day following the end of such Award Cycle (hereinafter called the Vesting Date).

(ii) Except as provided below, if the participant is continuously employed by the Company until the end of the Award Cycle, the restriction set forth in subparagraph (c)(i) above shall terminate on the Vesting Date as to all the shares of Restricted Stock. In the event that the participant takes a leave of absence at any time during an Award Cycle (for Award Cyles after September 9, 2004), the Vesting Date for such grant may, in the sole discretion of the Compensation Committee, be extended by a period up to the equivalent number of days that the participant was out on a leave of absence (the “Extended Vesting Date”) and the restrictions set forth in subparagraph (c)(i) above shall terminate on such Extended Vesting Date. Notwithstanding the foregoing, in the case of a participant who is an executive officer of the Company at the time of the award, the Committee shall, prior to the beginning of each Award Cycle, establish a formula based on cash flow, operating income, earnings per share, economic value added (EVA), return on assets, total return on equity of the Company, operating margins, cash flow margins, shareholder return, cost control and/or revenue growth measurements over the period of the Award Cycle, which will have to be achieved if the restriction set forth in subparagraph (c)(i) above is to terminate as provided in this subparagraph (c)(ii).

(iii) If the participant’s employment by the Company terminates before the Vesting Date or Extended Vesting Date, as the case may be, the restriction set forth in paragraph (c)(i) shall terminate on the date his employment terminates (including by reason of death or disability) as to a percentage of the number of shares of Restricted Stock originally awarded (rounded to the nearest whole share) determined as set forth below (and ownership of all shares of Restricted Stock as to which such restriction shall not so terminate shall forthwith revert to the Company):

(A) if termination is by reason of death, disability or retirement at Normal Retirement Age (as defined in the Company’s Retirement Plan), the percentage determined by dividing (i) the number of full months elapsed from the effective date of the award to the date of such termination (less, at the discretion of the Compensation Committee, the period of full months that a participant was on a leave of absence during the Award Cycle (for Award Cycles commencing after September 9, 2004) by (ii) the number of full months from such effective date to the Vesting Date for such Award Cycle (such percentage being hereinafter called the Pro-Rated Percentage);

(B) if termination is by reason of retirement at or after age 55, but prior to Normal Retirement Age (as defined in the Company’s Retirement Plan), such percentage (not greater than the Pro-Rated Percentage) as the Committee may in its sole discretion determine;

(C) if termination occurs for any other reason (voluntary or involuntary) more than two years from the effective date of the award, such percentage, if any, (but not greater than the Pro-Rated Percentage) as the Committee may in its sole discretion determine; and

(D) if termination occurs for any other reason (voluntary or involuntary) within two years from the effective date of the award, ownership of all the shares of Restricted Stock shall revert to the Company.

(iv) Promptly after the restriction set forth in subparagraph (c)(i) shall terminate as to any shares of Restricted Stock, the participant to whom such shares were awarded (or his estate) shall pay to the Company the amount of all Federal, state and local withholding taxes payable on the compensation represented by such shares, and upon receipt of such payment the Company shall deliver to the participant a stock certificate or certificates for such shares. Alternatively, pursuant to rules established by the Compensation Committee, a participant may elect to receive all or a portion of his award in the form of cash in lieu of shares, based on the fair market value (the mean between the high and low price per share on the New York Stock Exchange) of such shares on the date the restrictions set forth in subparagraph (c)(i) shall terminate; and the Company will deduct the amount of all withholding taxes payable on the compensation represented by such shares from the cash value of the shares to be paid to the participant.

(v) As long as shares of Restricted Stock remain registered in the name of a participant he shall be entitled to all the attributes of ownership of such shares (subject to the restriction on transfer referred to above), including the right to vote such shares and to receive all dividends declared and paid on such shares.

(d) All shares of Common Stock issued to recipients of Restricted Stock awards shall be issued from previously issued and outstanding shares held in the Treasury of the Company.

(e) The total number of shares of Common Stock that may be awarded as Restricted Stock under the Plan shall not exceed 275,000 shares; provided, however, that effective November 1, 1991, shares which revert to the Company in accordance with paragraph 5(c)(iii) shall be deemed to have been awarded as Restricted Stock for purposes of determining the number of shares of Restricted Stock remaining available to be awarded hereunder.

10. Performance Units

(a) To each participant designated to receive an award of Performance Units for an Award Cycle there shall be issued a Performance Unit Certificate representing such number of Performance Units with a nominal value of $100 each as the Committee shall determine; provided, however, that the total nominal value of Performance Units awarded to a participant for any Award Cycle shall not exceed 300% of such participant’s base salary at the date of such award.

(b) No later than 90 days after the beginning of each Award Cycle the Committee shall establish a method for determining the earned value of a Performance

Unit at the end of such Award Cycle (hereinafter called the Payout Value) based on performance goals over the period of the Award Cycle related to operating income, cash flow, shareholder return, return on assets, return on equity, operating margins, cost control, customer satisfaction, economic value added (EVA) and/or revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof; provided, however, that such method shall provide that (i) no Payout Value may exceed $200 and (ii) the payment of an award of Performance Units to any participant at the end of an Award Cycle shall be the lesser of $4 million or the amount determined by multiplying the Payout Value times the number of Performance Units granted to such participant.

(c) If a participant’s employment by the Company terminates before the end of an Award Cycle for which he was granted Performance Units, after the end of such Award Cycle, he shall be entitled to a percentage of the Payout Value of said Performance Units determined as set forth below:

(A) if termination is by reason of death, disability or retirement at Normal Retirement Age (as defined in the Company’s Retirement Plan), the Pro-Rated Percentage;

(B) if termination is by reason of retirement at or after age 55, but prior to Normal Retirement Age (as defined in the Company’s Retirement Plan), such percentage (not greater than the Pro-Rated Percentage) as the Committee may in its sole discretion determine;

(C) if termination occurs for any other reason (voluntary or involuntary) more than two years after the effective date of the award, such percentage, if any (but not greater than the Pro-Rated Percentage), as the Committee may in its sole discretion determine; and

(D) if termination occurs for any other reason (voluntary or involuntary) within two years from the effective date of the award, no percentage of the Payout Value shall be paid.

(d) As promptly as practicable after the end of each Award Cycle, the Payout Value of a Performance Unit awarded at the beginning of such Award Cycle shall be calculated and paid (unless otherwise deferred as provided herein) in cash to the recipients awarded such Performance Units after deduction of all Federal, state and local withholding taxes payable on the compensation represented thereby. Notwithstanding the foregoing, in the event a participant takes a leave of absence at any time during an Award Cycle (for Award Cycles commencing after September 9,2004), the payment of the Payout Value of his Performance Units may, in the sole discretion of the Compensation Committee, be deferred by a period up to the equivalent number of days that the participant was out on a leave of absence. In addition, the Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of the Payout Value of a Performance Unit in whole or in part pursuant to the Deferred Compensation Plan to a period following retirement or other termination of employment, provided that any election by a participant to defer payment shall be irrevocably made by him at such time prior to the beginning of the year for which such award shall be made as the Committee shall determine and shall earn investment credits reflecting gains or losses in accordance with a Participant’s individual Investment Election as provided in the Deferred Compensation Plan.

(e) At the end of each Award Cycle the Committee may, in its sole discretion, award to those senior executives of the Company and its subsidiaries who are not executive officers of the Company and whose performance during such Award Cycle the Committee believes merits special recognition cash bonuses in an aggregate amount not to exceed 10% of the aggregate Payout Value of all Performance Units that become vested and payable with respect to such Award Cycle.

11. Expenses

The expenses of administering this Plan shall be borne by the Company.

12. Adjustments in Class B Common Stock

In the event of any change or changes in the outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, separation, reorganization, liquidation or the like, the class and aggregate number of shares that may be awarded as Restricted Stock under the Plan after any such change shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13. Amendment

The Board of Directors of the Company shall have complete power and authority to amend, suspend or discontinue this Plan, provided, however, that the Board of Directors shall not, without the approval of the holders of a majority of the voting stock of the Company entitled to vote thereon, (A) increase either (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan, (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant, (iii) the maximum Payout Value of a Performance Unit, or (iv) the percentage ceiling on the aggregate amount of bonuses which may be awarded pursuant to paragraph 11(e) or (B) make any amendment which would permit the incentive provision of any year provided in paragraph 5 hereof to exceed the limitations set forth in said paragraph.

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